Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:

Dan Album	Todd Fromer / Erika Levy
Sterling Communications	KCSA Worldwide (for Path 1)
Office: 760-730-1469	(212) 896-1215 / (212) 896-1208
Mobile: 408-569-2816	tfromer@kcsa.com
dalbum@sterlingpr.com	elevy@kcsa.com

PATH 1 NETWORK TECHNOLOGIES REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO – August 10, 2005 – Path 1 Network Technologies Inc. (Amex: PNO - News), a leading provider of video gateway products that enable the transmission of broadcast-quality video over IP networks, today announced its financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, the Company reported revenue of $1,142,000 compared to revenue of $1,509,000 for the same quarter a year ago and revenue of $864,000 for the first quarter of 2005. The second quarter revenue in 2005 was driven heavily by long haul products compared to the same period in 2004, which was weighted by low margin cable products.

Gross profit for the second quarter of 2005 totaled $635,000, or 56% of total revenues, compared to gross profit of $287,000, or 19% of total revenues, in the same quarter a year ago, and compared to gross profit of $598,000, or 69% of total revenues, in the first quarter of 2005. Gross profit in the second quarter ended June 30, 2005 reflected continued strong sales of the Company’s long haul products, including initial sales of the Company’s new Vx8000 gateway. The sequential decline in gross profit percentage in the second quarter of 2005 compared to the first quarter of 2005 was attributed to product mix that included sales in the second quarter of the Company’s multiplexer video gateways for cable VOD customers.

Net loss for the second quarter of 2005 was $2,628,000, or $0.38 per share, compared to a net loss of $1,945,000 or $0.29 per share, for the same quarter a year ago, and a net loss of $1,588,000, or $0.24 per share for the first quarter of 2005. Net loss for the second quarter 2005 included a non-cash stock-based compensation charge of $892,000. On a non-GAAP basis, excluding the effect of this charge, the Company’s net loss for the second quarter of 2005 was $1,736,000, or $0.25 per share, compared to a net loss of $1,673,000, or $0.25 per share for the second quarter of 2004.

The Company also announced that Frontiers Co. Ltd., the Company’s reseller in Japan, is not in compliance with a previously announced $2 million non-cancelable purchase order for 2005. The Company does not believe that Frontiers will be able to comply with this order, and the Company has terminated the exclusive distribution rights previously granted to Frontiers in Japan. The Company is in the process of building new reseller partners in Japan, and is working in Japan with existing global partners to pursue new customer opportunities. The Company reported $227,000 of revenue in the second quarter of 2005 that was related to previously reported deferred revenue from Frontiers.

John Zavoli, President and CEO of Path 1, commented, “This quarter marked the first commercial shipments of our new flagship IP Video Gateway product, the Vx8000. This new product is playing a key role in helping carriers and content providers around the world to roll out new HD video services and programming – like news and sports – over IP networks and has opened the door to a broad set of new customers, including a second major network broadcaster, as well as a major US-based digital satellite service provider. We believe that the Vx8000 will drive continued growth for Path 1 as more and more broadcasters recognize the scalability and flexibility of our standards-based products.”

Mr. Zavoli added, “Our gross margins on the video contribution and long haul market products remain strong, and continue to demonstrate the strength of our market position and the opportunity for continued growth as we build our customer base. Because we operate in an emerging market, our revenues are subject to quarterly fluctuation making it difficult to predict order timing. However, we believe in the long-term potential of the Video over IP market and Path 1’s position within this industry.”

Mr. Zavoli concluded, “We are seeing further evidence that the Video over IP market is taking hold. During the second quarter, we entered into several new tests and trials with potential customers, including an interoperability test with a major European carrier that evaluated our new Vx8000 and our Pro-MPEG Forward Error Correction. We did exceptionally well, and are very pleased with our performance in this evaluation. We also engaged in comprehensive lab tests with another large router equipment vendor where our products were proven to interoperate for purposes of partnering in transporting live video for satellite operators and other high profile video transport customers. We are also seeing increased integration of our products into our customers’ network management systems due to their strong recognition of our products’ network monitoring capabilities and the valuable network intelligence that is offered to video network operators.”

Path 1’s second quarter 2005 conference call will, as previously announced, be held on Wednesday, August 10, 2005 at 9:00 a.m. EDT (6:00 a.m. PDT). The conference call can be accessed by dialing 1-973-409-9262 (domestic and international). A listen-only broadcast of the call may be accessed on the Company’s website at: www.path1.com. A replay of the call will be available from Wednesday, August 10, 2005 at 11:00 a.m., EDT, through Wednesday, August 17, 2005 at 11:59 p.m. EDT. To access the replay, domestic and international users please call (973) 341-3080, and enter the following code: 6329703.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. is the pioneer and leading provider of video gateway products that enable the conversion and distribution of real-time, broadcast-quality video over Internet Protocol (IP) through both public and private networks. From the delivery of live MPEG-2, MPEG-4, and VC-1 standard definition and high definition (HD) broadcasts to Video on Demand (VOD), Path 1’s video infrastructure platforms allow broadcasters, cable, telco, satellite and mobile operators to transmit high-quality point-to-point, multipoint and multiplexed video across town or around the world. To find out more about Path 1 Network Technologies Inc. (Amex: PNO), visit our website at www.path1.com or call 877/ONE-PATH (663-7284).

To register to receive future press releases from Path 1 Network Technologies or to download a complete Digital Investor KitTM that includes press releases, regulatory filings and corporate materials, go to www.kcsa.com and click on the “KCSA Interactive Platform” icon.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 may or will require additional financing, that our products might not achieve customer or market acceptance, that our products might not perform as expected, that customer trials might not lead to future sales, that our sales and gross profits might fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

Digital Investor Kit is a trademark of KCSA Worldwide.

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Path 1 Network Technologies Inc.

Consolidated Balance Sheets

(in thousands, except shares data)

	June 30, 2005 (unaudited)	December 31, 2004 (audited)
ASSETS
Current assets
Cash and cash equivalents	$2,852	$929
Accounts receivable, net	985	810
Inventory	312	541
Other current assets	238	468

Total current assets	4,387	2,748

Property and equipment, net	299	352
Issuance costs for debt and mandatorily-redeemable preferred stock, net	535	4
Other assets	133	60

Total assets	$5,354	$3,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$630	$752
Accrued compensation and benefits	129	176
Deferred revenue	104	256
Current portion of leases payable	11	21
Current portion of notes payable	0	78

Total current liabilities	874	1,283

Mandatorily-redeemable preferred shares	2,071	0

Total liabilities	2,945	1,283

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 1,656,535 and nil shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	2	0
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,931,604 and 6,820,606 shares issued and outstanding at June 30, 2005, and December 31, 2004, respectively; 2, 777 shares held in treasury at June 30, 2005, and December 31, 2004	7	7
Additional paid in capital	52,678	48,743
Deferred compensation	(550)	(1,357)
Accumulated deficit	(49,728)	(45,512)

Total stockholders’ equity	2,409	1,881

Total liabilities and stockholders’ equity	$5,354	$3,164

Path 1 Network Technologies Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Product Revenue	$1,139	$1,508	$1,968	$1,859
License Revenue	0	0	0	20
Contract Revenue	0	0	16	0
Royalty Revenue	2	1	6	1
Services Revenue	0	0	3	0
Other Revenues	1	0	13	18

Total revenues	1,142	1,509	2,006	1,898

Cost of revenues
Cost of product sales	507	1,222	773	1,595

Gross profit	635	287	1,233	303

Operating expenses
Engineering research and development	1,065	526	2,005	1,006
Sales and marketing	636	681	1,444	1,844
General and administrative	408	733	755	1,909
Stock-based compensation	892	272	892	272

Total operating expense	3,001	2,212	5,096	5,031

Operating loss	(2,366)	(1,925)	(3,863)	(4,728)
Other expense
Interest expense, net	(167)	(20)	(255)	(50)
Other expense	(1)	0	(4)	(3)

Total other expense	(168)	(20)	(259)	(53)

Net loss	($2,534)	($1,945)	($4,122)	($4,781)

Accumulated preferred dividends	(94)	0	(94)	0

Net loss available to common shareholders	($2,628)	($1,945)	($4,216)	($4,781)

Net loss per share	($0.38)	($0.29)	($0.61)	($0.72)

Weighted average shares used in loss per share calculation	6,898	6,684	6,891	6,684

Path 1 Network Technologies Inc.

Reconciliation of GAAP To Non-GAAP Net Loss

(in thousands, except per share amounts)

(unaudited)

The information below is not intended to be considered in isolation or as a substitute for results computed under GAAP, and is not necessarily comparable to non-GAAP results published by other companies.

	Three Months Ended		Six Months Ended
	30-Jun-05	30-Jun-04	30-Jun-05	30-Jun-04
GAAP Net Loss	($2,628)	($1,945)	($4,216)	($4,781)
Less: Items Charged to Operating Expense
Stock-Based Compensation	892	272	892	272

Non-GAAP Net Loss	($1,736)	($1,673)	($3,324)	($4,509)

Net Loss per share
GAAP	($0.38)	($0.29)	($0.61)	($0.72)
Non-GAAP	($0.25)	($0.25)	($0.48)	($0.67)